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                                   AGREEMENT

        THIS AGREEMENT is made by and between Birman & Associates, Inc., a Tennessee corporation (the "Contractor"), and Community Medical Center (the "Hospital") located in Toms River, NJ.

                                  WITNESSETH:

        WHEREAS, the Contractor is engaged in the business of providing Quality Management Review (as defined below) and other related education, managed care, and quality improvement services for hospitals and other medical service providers; and

        WHEREAS, the Hospital desires to engage the Contractor to provide its education and quality improvement services, including Quality Management Review services and physician and staff training for the Hospital, and Contractor is willing and able to provide such services and training, all in accordance with the terms, covenants and conditions set forth in this Agreement.

        NOW, THEREFORE, in consideration of the premises, and the mutual promises and covenants set forth herein, the parties agree as follows:

        1. Engagement. Subject to the terms and conditions hereinafter contained, Hospital hereby engages the contractor and the Contractor hereby accepts the engagement to provide Quality Management review services at and for the Hospital. For purposes of this Agreement, "Quality Management Review" means a system of monitoring patient admission, treatment, and medical records to ensure that adequate and acceptable documentation is maintained to meet admitting and Medicare Diagnostic Related Group ("DRG") payment criteria, and that the patient records properly support and document the admitting diagnosis, patient treatment plan, the medical care provided, the results achieved, discharge criteria and status, and the discharge summary for the patient.

        2. Term. The term of this Agreement shall begin on October 1, 1996 and shall continue for a period of two and one-half (2-1/2) years (the "Initial Term"), and shall automatically renew for successive one (1) year terms unless Hospital provides written notice of termination sixty (60) days prior to the renewal date of April 1, 1999 and each April 1 thereafter. Notwithstanding the foregoing, the actual start date may change due to personnel availability and, in such an event, all dates herein shall be changed correspondingly.

        3. Compensation. During the Initial Term, the Hospital shall pay the Contractor a fee (the "Fee") of $225,000.00 per month (subject to adjustment as described in the following sentence), payable monthly in arrears not later than the fifteenth day of each month commencing November 15, 1996 by delivery of such amount to Contractor's address as specified in Paragraph 12 below. Notwithstanding the foregoing, the Fee shall be subject to adjustment as follows:
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        (a)  If the Hospital fails to experience an average Case Mix Index (CMI)
increase for the three-month period (the "First Three-Month Period") ended December 31, 1996 of greater than 0.1499 (based upon the calculation described at Section 3(f) below), the Fee payable to Contractor during the three-month period beginning January 1, 1997 shall be decreased by $50,000.00 per month to $175,000.00 per month.

        (b) If the Fee payable to Contractor has been reduced in accordance with Paragraph 3(a) above, but for the subsequent three-month period beginning January 1, 1997 the Hospital experiences a CMI increase of greater than 0.1499, the Fee payable to Contractor during the subsequent three-month period beginning April 1, 1997 shall be increased by $50,000.00 per month to $225,000.00 per month.

        (c) Thereafter during the Initial Term and any applicable renewal term, if in any subsequent three-month period (the "Subsequent Three Month Period"), the Hospital's CMI increase falls below 0.1499, the Fee payable to Contractor in the immediately following three-month period shall equal $175,000.00 per month. Conversely, if in a subsequent three-month period, the Hospital's CMI increase is greater than 0.1499, the Fee payable to Contractor in the immediately following three-month period shall equal $225,000.00 per month.

        (d) If the Hospital experiences an average CMI of less than 1.3269 for any Three Month Period, the Fee payable to Contractor during the next following Subsequent Three Month Period shall be reduced to $150,000.00 per month.

        (e) If the Fee payable to Contractor has been reduced in accordance with Paragraph 3(d) above, but in the immediately following Subsequent Three Month Period the Hospital experiences an average CMI of more than 1.3269, the Fee payable to Contractor shall be increased by the sum of (i) $25,000.00 per month, plus (ii) any increase due under Paragraph 3(b) above.

        (f) For purposes of determining whether the Hospital experiences a CMI increase of greater than 0.1499 as described above, the parties hereto shall assume that (i) the Hospital is experiencing a base CMI of 1.3269 as of the commencement of the Initial Term (with the CMI being derived from the Hospital's Medicare Case Mix Report for the period July 1, 1995 to June 30, 1996), (ii) the Hospital and the Contractor agree upon the DRG assignments, and (iii) the PRO ultimately approves the DRG assignments. In the event a DRG selection is adjusted by the PRO, the affected Three Month Period will be recalculated and the Fee due to Contractor adjusted upwards or downwards as the case may be. All such adjustments will be credited or debited in the Three Month Period during which the PRO adjustment occurred. Notwithstanding the foregoing, if the Hospital adds additional services or procedures or obtains the services, on a half-time basis or greater, of a physician who did not provide services to the Hospital in the immediately preceding year, the incremental increase to the base CMI derived from the addition of the new service or procedure or the inclusion of the new physician will be considered by the Contractor and the Hospital and, if mutually agreed upon, the base CMI will be adjusted. The reverse of the above also applies if the Hospital terminates a service or procedure or loses

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the services of a physician, resulting in an incremental decrease in the calculation of the base CMI.

        4. Obligations of Contractor. Contractor shall devote such time and efforts as are reasonably necessary to perform the services required under the terms of this Agreement, including but not limited to assigning a Physician Field Manager and Health Information Manager selected by the Contractor in its discretion to provide the services at the Hospital, visit the Hospital on a periodic basis, review charts and consult with the medical staff and other Hospital personnel and perform other services required hereunder. If either of the parties in its reasonable discretion is dissatisfied with the performance of the Physician Field manager or Health Information Manager the Contractor will effectuate a suitable reassignment. In the performance of its services, Contractor shall at all times operate in compliance with all applicable laws, regulations, and rules established by any federal, state or other governmental agency.

        For a period of 18 months following termination of this Agreement, Contractor shall be available to provide reasonable assistance in connection with any DRG adjustment or denial of admission for a medical record that was reviewed by Contractor during the term of this Agreement at no additional cost to the Hospital.

        5. Obligations of the Hospital. The Hospital shall provide such space, equipment, and supplies as are reasonably required by the Contractor in the performance of services required under this Agreement, and shall make appropriate medical staff and other Hospital personnel available to interface with the Contractor's representatives on a reasonable basis. The Hospital shall make reasonable efforts to process and bill patient accounts in a timely manner.

        6. Relationship of Parties. In the performance of this Agreement, the parties acknowledge that Contractor is acting as an independent contractor and neither party shall be considered or deemed to be an agent, employee, joint venturer, or partner of the other. Neither party shall have authority to contract for or bind the other party in any manner or represent itself as an agent of the other party.

        7. Maintenance and Access to Files and Records. Both parties shall keep accurate and complete records of the services, patients, discharges and billings relative to this Agreement in accordance with the usual and customary practice of maintaining such records. During the term of this Agreement and for as long as the cost reporting periods remain open and until final resolution of any administrative or judicial proceeding arising out of relating to the subject matter of this Agreement, both parties shall make available for inspection by the other party during normal business hours such records and information as the other party may reasonably request pertaining to the performance of services under this Agreement, including time keeping and billing records, monthly Medicare log summaries and remittance advice reports, together with detail listings of all Medicare accounts. In addition, Contractor agrees to maintain a copy of this Agreement and all books, documents and records necessary to certify the nature and extent of compensation paid to the Contractor pursuant to this

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Agreement for four (4) years, or such time as maybe required by stature and regulation, and to perform all obligations specified for sub-contracts and sub-contractors under the Social Security Act, Section 1861 (v) (1) (1), and the implementing regulations.

        8. Non-Solicitation. The Hospital acknowledges that Contractor's Physician Field Manager and Health Information Manager assigned from time to time to provide services to the Hospital are contractually bound by certain restrictive covenants regarding prohibited competition, use of confidential information, proprietary business methods, and related matters. The Hospital covenants that it will not, at any time during the term of this Agreement and for a period of two (2) years thereafter,, engage, employ or solicit for engagement or employment, or advise or recommend to any other person or entity that they engage, employ or solicit for employment or engagement, any person who is employed or engaged by Contractor at any time during the term of this Agreement.

        9. Non-Disclosure. Both parties covenant that they will not, at any time during the term of this Agreement and for so long as such information remains confidential under applicable law, directly or indirectly disclose to any third party any Confidential Information of the other party without first obtaining such party's prior consent, and except as compelled by law. "Confidential Information" means without limitation information relating to the Hospital's patients and medical care, Contractor's services, or any other information or material which derives economic value, actual or potential, from not being generally known to other persons or is the subject of efforts that are reasonable under the circumstances to maintain its secrecy or confidentiality.

        10. Termination. This Agreement may be terminated at anytime by written notice to the non-terminating party if the non-terminating party defaults in the performance of any of its material obligations under this agreement and fails to correct such default within ninety (90) days after receipt of such notice, except for failure to pay, as to which the period for cure shall be ten (10) days. Notwithstanding the foregoing, the Hospital in its sole discretion may terminate this Agreement without cause by giving written notice of termination to the Contractor at any time between April 1, 1997 and April 30, 1997, which termination shall become effective upon receipt thereof; and, after May 1, 1997, either party may terminate this Agreement without cause by giving written notice of termination to the non-terminating party, which termination shall become effective one hundred and twenty (120) days after receipt of such notice.

        11. Notices. Any notice, election, request or demand required or permitted under this Agreement shall be in writing and shall be delivered personally or sent by certified mail, return receipt requested, postage prepaid, and addressed to the party at the address listed below.



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        To the Hospital:

        Community Medical Center
        99 Highway 37 West
        Toms River, NJ  08755
        Attn:  John Forsman, Senior Vice President


        To the Contractor:

        Birman & Associates, Inc.
        502 Gould Drive
        Cookeville, Tennessee  38501
        Attn:  David N. Birman, M.D., President & CEO

        12. Agreement to Comply with Law. It is the parties' desire that this agreement and all actions taken hereunder comply in all respects to applicable federal and state laws and regulations, particularly those relating to Medicare and Medicaid reimbursement and to the duly authorized, written policies and procedures of the Hospital. Therefore, all actions taken hereunder shall comply with such laws, regulations, policies and procedures. The parties shall negotiate in good faith to modify this Agreement in any matter necessary to ensure such compliance. The Contractor shall comply with all applicable requirements of the New Jersey Workers Compensation Law or in the alternative shall provide Hospital with proof of Workers Compensation Insurance acceptable to the Hospital.

        13.     Miscellaneous

        (a) Assignment. This Agreement shall be binding upon the parties hereto and upon their respective successors and assigns. Any waiver by a party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach of the same or any other provision.

        (b) Entire Agreement. This Agreement embodies the entire agreement of the parties as to the subject matter hereof and supersedes any previous understandings, either oral or written, between the parties, and may not be amended except in writing signed by both parties to this Agreement.

        (c) Severability. If any provision of this Agreement is held invalid by a court of competent jurisdiction, such invalidity shall not affect the enforceability of any other provisions contained in this Agreement, and the remaining portions shall continue in full force and effect.


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        (d)     Attorney's Fees.  If either party asserts a claim in any
proceeding for the enforcement of this Agreement, the prevailing party shall be entitled to reimbursements of its costs and expenses, including reasonable attorney's fees.

        (e) Governing Law. This Agreement shall be governed by and interpreted in accordance with the laws of the State of New Jersey, without regard to the conflicts of laws of such state jurisdiction and venue or any litigation hereunder shall be in Ocean County, New Jersey or as to any federal litigation in the federal district court of New Jersey.

        IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives as of the 17th day of September, 1996.

HOSPITAL

Community Medical Center-Toms River, NJ

By:____________________________

Title:_________________________


CONTRACTOR

BIRMAN & ASSOCIATES, INC.

By:____________________________
        David N. Birman, M.D.
Title:  President & CEO


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